Exhibit 1.3

EXECUTION

FIRST HORIZON ASSET SECURITIES INC.

MORTGAGE PASS-THROUGH CERTIFICATES
SERIES 2007-AR2

TERMS AGREEMENT

(to Underwriting Agreement,
dated March 24, 2006
among the Company, First Horizon
Home Loan Corporation
and the Underwriter)

First Horizon Asset Securities Inc.	Memphis, Tennessee
4000 Horizon Way	June 22, 2007
Irving, Texas 75063

          FTN Financial Capital Markets, a division of First Tennessee Bank National Association (the “Underwriter”) agrees, subject to the terms and provisions herein and of the captioned Underwriting Agreement (the “Underwriting Agreement”), to purchase such Classes of First Horizon Alternative Mortgage Securities Trust 2007-AR2, Mortgage Pass-Through Certificates, Series 2007-AR2 (the “Series 2007-AR2 Certificates”) specified in Section 2(a) hereof (the “Offered Certificates”). This letter supplements and modifies the Underwriting Agreement solely as it relates to the purchase and sale of the Offered Certificates described below. The Series 2007-AR2 Certificates are registered with the Securities and Exchange Commission by means of an effective Registration Statement (No. 333-143015). Capitalized terms used and not defined herein have the meanings given them in the Underwriting Agreement.

          Section 1.      The Mortgage Pools: The Series 2007-AR2 Certificates shall evidence the entire beneficial ownership interest in three mortgage pools (the “Mortgage Pools”) of primarily 30-year adjustable rate, first lien, fully amortizing, one- to four-family residential mortgage loans (the “Mortgage Loans”) having the following characteristics as of June 1, 2007 (the “Cut-off Date”):

          (a)       Aggregate Principal Amount of the Mortgage Pools: Approximately $424,306,758 aggregate principal balance as of the Cut-off Date, subject to an upward or downward variance of up to 5%, the precise aggregate principal balance to be determined by the Company.

          (b)       Original Term to Maturity: The original term to maturity of each Mortgage Loan included in the Mortgage Pools shall be 360 months.

          Section 2.      The Certificates: The Offered Certificates shall be issued as follows:

(a) Classes: The Offered Certificates shall be issued with the following Class designations, initial pass-through rates and class principal balances, subject in the aggregate to the variance referred to in Section 1(a)and, as to any particular Class, to an upward or downward variance of up to 5%:

	Class Principal	Pass-Through	Class Purchase Price	Required Ratings
Class	Balance	Rate (1)	Percentage	Fitch	S&P

Class I-A-1	$94,000,000.00	5.8645%	100.292968750%	AAA	AAA
Class I-A-2	$142,703,000.00	5.8645%	100.292968750%	AAA	AAA
Class I-A-3	$4,262,000.00	5.8645%	100.292968750%	AAA	AAA
Class I-A-R	$100.00	5.8645%	100.292968750%	AAA	AAA
Class II-A-1	$127,229,000.00	5.8913%	100.179687500%	AAA	AAA
Class III-A-1	$27,660,000.00	6.0896%	100.277343750%	AAA	AAA
Class III-A-2	$15,000,000.00	6.0896%	100.277343750%	AAA	AAA
Class III-A-3	$1,147,000.00	6.0896%	100.277343750%	AAA	AAA

(1) Initial pass-through rates. The pass-through rates for these Classes of Offered Certificates are variable and will be calculated as described in the Prospectus Supplement.

(b) The Offered Certificates shall have such other characteristics as described in the related Prospectus.

          Section 3.      Purchase Price: The Purchase Price for each Class of the Offered Certificates shall be the Class Purchase Price Percentage therefor (as set forth in Section 2(a) above) of the initial Class Principal Balance thereof plus accrued interest at the applicable per annum initial pass-through rate set forth in 2(a) above from and including the Cut-off Date up to, but not including, June 29, 2007 (the “Closing Date”).

          Section 4.      Required Ratings: The Offered Certificates shall have received at least the Required Ratings from Fitch, Inc. (“Fitch”) and Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. (“S&P”) set forth in Section 2(a) above.

          Section 5.      Tax Treatment: One or more elections will be made to treat the assets of the Trust Fund as a REMIC.

          Section 6.      Acknowledgment of Merger: The Underwriter hereby acknowledges that, effective May 31, 2007, First Horizon Home Loan Corporation merged with and into First Tennessee Bank National Association. All references in the Underwriting Agreement to First Horizon Home Loan Corporation shall be deemed to refer to First Horizon Home Loans, a division of First Tennessee Bank National Association, as successor by merger to First Horizon Home Loan Corporation.

          If the foregoing is in accordance with your understanding of our agreement, please sign and return to the undersigned a counterpart hereof, whereupon this letter and your acceptance shall represent a binding agreement among the Underwriter, First Horizon Home Loans, a division of First Tennessee Bank National Association, and the Company.

Very truly yours,

FTN FINANCIAL CAPITAL MARKETS, a
division of First Tennessee Bank National
Association

By:
		Name:	Wade Walker
		Title:	Senior Vice President

The foregoing Agreement is
hereby confirmed and accepted
as of the date first above written.

FIRST HORIZON ASSET SECURITIES INC.

By:
Name:	Alfred Chang
Title:	Vice President

FIRST HORIZON HOME LOANS, a division of
First Tennessee Bank National Association

By:
Name:	Terry L. McCoy
Title:	Executive Vice President